                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number: 000-26327
                                                                      ---------


                             SoftQuad Software, Ltd
               -------------------------------------------------
             (Exact name of registrant as specified in its charter)

      161 Eglinton Avenue East, Suite 400, Toronto, Ontario M4P 1J5 Canada
                                 (416) 544-9000
      --------------------------------------------------------------------
      (Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $.001
       -----------------------------------------------------------------
            (Title of each class of securities covered by this Form)

     ----------------------------------------------------------------------
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        |X|             Rule 12h-3(b)(1)(i)        |X|
Rule 12g-4(a)(1)(ii)       |_|             Rule 12h-3(b)(1)(ii)       |_|
Rule 12g-4(a)(2)(i)        |_|             Rule 12h-3(b)(2)(i)        |_|
Rule 12g-4(a)(2)(ii)       |_|             Rule 12h-3(b)(2)(ii)       |_|
                                           Rule 15d-6 --------        |_|

Approximate number of holders of record as of the certification or
notice date:         1
            -----------------

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Calgary II Acquisition Corp., as successor by merger to SoftQuad Software, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 18, 2002                By: /s/    John Blaine
                                        ------------------------------
                                        Name:  John Blaine
                                        Title: Chief Financial Officer